Exhibit 99.1

SWM ANNOUNCES THIRD QUARTER 2015 RESULTS AND DIVIDEND INCREASE

ALPHARETTA, GA, November 4, 2015 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) today reported third quarter earnings results for the three-month period ended September 30, 2015 and announced a 5.3% increase of its quarterly cash dividend rate to $0.40 per share from $0.38 per share. The dividend is payable on December 24, 2015 to stockholders of record as of November 27, 2015.

Third Quarter Financial Highlights

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Third quarter Net Sales of $184.4 million decreased 9.7% versus the prior year quarter, but were up 1% absent adverse currency translation impacts, as diversification activities continue to stabilize the top line; excluding the late-2014 Advanced Materials & Structures segment (formerly Filtration) acquisitions, third quarter Net Sales would have decreased 14.3%, or 3.5% absent adverse currency translation impacts

•
Third quarter Income from Continuing Operations was $25.6 million, versus $23.1 million in the prior year quarter; third quarter Adjusted Income from Continuing Operations (see non-GAAP reconciliations) was $27.2 million, down from $28.3 million in the prior year quarter

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Third quarter Income from Continuing Operations per Diluted Share was $0.84 versus $0.76 in the prior year quarter; third quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.89, down from $0.94 in the prior year quarter; third quarter 2015 results included an approximate $0.09 negative translation impact from currency movements compared to the prior year period

Third Quarter & Subsequent Period Business Highlights

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The Company last week completed the recently announced acquisition of Argotec, constituting a further major step in SWM's diversification strategy; amended and restated credit facility with total borrowing capacity of $1 billion now in place

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The Company appointed Allison Aden as Chief Financial Officer earlier this week, completing the executive management transition; She was formerly CFO of multinationals Americold and Recall and has significant M&A and integration experience

•	Paper segment sales volumes decreased 2%, with LIP sales volumes up 3%, versus the prior year quarter; a weaker Euro drove the 13.7% segment Net Sales decline

•	Reconstituted Tobacco segment sales volumes decreased 10% versus the prior year quarter, fourth quarter volume growth expected versus prior year period

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Advanced Materials & Structures (AMS) segment Net Sales increased 26.1% versus the prior year quarter, and decreased 1.8% excluding the $9.3 million in Net Sales from the two late-2014 acquisitions, which performed in line with expectations

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented "In addition to reporting a solid third quarter, driven by strength in our paper business, and an increase in our quarterly dividend, we recently announced the closing of the Argotec acquisition, the expansion of our credit facility, and the appointment of a new CFO, all key components of our continuing strategic transformation. Adjusted Diluted Earnings Per Share from Continuing Operations was $0.89 for the third quarter. Euro weakness versus 2014 remained a challenge during the third quarter, contributing to a negative currency translation impact on Adjusted EPS of approximately $0.09, and expenses associated with the Argotec acquisition reduced Adjusted EPS by $0.03. Through the third quarter, we believe that we remained generally on track to achieve our annual Adjusted EPS guidance of $3.50, when excluding the impact of the Argotec transaction and associated financing. The weaker than expected Euro, however, remains a significant headwind to achieving our full year guidance."

"Total tobacco paper sales volumes, including our paper JV in China, increased 3% in the third quarter versus the prior year quarter, demonstrating strong performance in LIP and other tobacco papers. Of note, we have modified and extended a key contract with Altria, and are pleased to solidify our long-term relationship with one of our largest customers. Non-tobacco paper sales volumes were down 15% as we continued to strategically align and deploy our capacity and reduce volumes in certain low-margin products. We benefited from favorable mix, cost controls, and generally strong execution, as well as inventory builds with certain tobacco paper customers. As a result of these factors, our Paper segment's third quarter adjusted operating margin was over 20%, more than a 600 basis point improvement versus the year-ago quarter."

"Our Reconstituted Tobacco segment sales volumes decreased approximately 10%, however we believe that we remain on track for modest volume growth for the full year 2015 and continue to expect volume challenges in 2016. In addition to the volume decline, the 27% decrease in Reconstituted Tobacco segment Net Sales in the third quarter was driven by the lower Euro, which accounted for approximately half of the decline. Despite volume declines, segment adjusted margins held steady versus last year's third quarter. Our Chinese Recon JV had nominal sales during the third quarter. While we expect a strong profit contribution during the fourth quarter, our full year Adjusted EPS expectation for the JV is now $0.12, versus the $0.16 previously expected."

"Our Advanced Structures & Materials segment delivered 26% top-line growth, driven by the late 2014 bolt-on acquisitions in air filtration and medical products. However, the base DelStar business continued to face challenges in certain industrial filtration end-markets, which are being affected by volatility in the commodities sector, specifically oil, gas, and mining activities, which are offsetting steady performance in other areas such as water filtration."

"The closing of the Argotec acquisition represents an important milestone in the buildout of our AMS segment, as it increases the scale of our non-tobacco growth platform. Argotec's leading technologies in specialty thermoplastic polyurethane films generate solid margins and serve a variety of growing, high-value applications, including automotive paint protection and medical. Our management team is highly focused on optimizing our commercial and operational capabilities across the specialty filtration, medical, and industrial end-segments we serve, and we believe we have assembled a powerful growth engine to help drive SWM's strategic transformation. To support the Argotec acquisition, and future potential M&A, we have expanded our financing capabilities to help ensure access to attractively priced capital for the next approximately five years."

Mr. Villoutreix concluded, "The addition of our new CFO, Allison Aden, to the SWM management team is another critical building block as SWM continues to evolve. Her experience in the financial management of complex multinational organizations, strategic thought leadership, M&A execution, and integration make her an ideal fit for our company's existing operations and strategic direction. This appointment completes our senior management transition and solidifies our realigned executive team. I would like to thank Bob Cardin for his contributions as Interim CFO through an exceptionally active several quarters, as he resumes his role as Corporate Controller."

Third Quarter 2015 Financial Results

Net Sales were $184.4 million in the quarter ended September 30, 2015, down 9.7% versus $204.3 million in the prior year quarter. The December 2014 acquisitions contributed $9.3 million of Net Sales and unfavorable currency translation resulted in an approximately $22.0 million negative Net Sales impact. Third quarter Paper segment Net Sales were down 13.7% compared to the prior year quarter, but were down 0.9% absent the Euro decline, as favorable shifts in mix of products sold nearly offset lower volume and pricing. The Reconstituted Tobacco segment's third quarter Net Sales decreased 26.6% compared to the prior year quarter; however, Net Sales would have been down 13.9% absent the Euro decline, with lower sales volumes and unfavorable mix contributing the remainder of the decline. The Advanced Materials & Structures segment contributed $42.0 million in Net Sales in the third quarter, up 26.1% compared to the prior year quarter, including acquisitions. Excluding acquisitions, third quarter Advanced Materials & Structures segment Net Sales would have decreased 1.8%.

Operating Profit from Continuing Operations was $31.8 million in the quarter ended September 30, 2015, versus $25.2 million in the prior year quarter. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $34.2 million in the quarter ended September 30, 2015, versus $29.3 million in the prior year quarter. Compared to the prior year period, the Company benefited from profits from acquired businesses, favorable mix and customer inventory builds in the Paper segment, and cost reductions. These factors were partially offset by $3.7 million from unfavorable net currency movements, as well as LIP pricing concessions, lower sales volumes and unfavorable mix shifts in the Reconstituted Tobacco segment, and sales declines to oil, gas, and mining related AMS customers.

Income from Continuing Operations Per Diluted Share was $0.84 for the third quarter versus $0.76 in the prior year quarter. Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.89 in the third quarter of 2015 versus $0.94 in the prior year period. The Adjusted Diluted EPS from Continuing Operations excludes restructuring expenses, purchase accounting adjustments related to acquisitions and start-up expenses related to CTS. Income from Continuing Operations was $25.6 million for the quarter ended September 30, 2015, versus $23.1 million in the prior year quarter.

The effective income tax rate for continuing operations for the third quarter of 2015 was 18.8%, up from 8.8% in the third quarter of 2014. The increase in the effective tax rate is primarily a function of greater earnings concentration in higher-taxed jurisdictions versus last year's third quarter. Additionally, the third quarter 2014 tax rate was driven lower by several discrete tax items, including the tax impact of restructuring in Brazilian operations. The Company continues to expect the effective annual tax rate for 2015 to be in the low 20% range.

2015 Year-to-date Results

Net Sales were $554.3 million in the nine months ended September 30, 2015 compared with $612.6 million in the prior-year period, down 9.5%, or 13.5% excluding acquisitions. Absent the impact of currency movements, Net Sales in the nine months ended September 30, 2015 would have increased 0.5%, and decreased 3.5% excluding revenue from the late-2014 acquisitions. The Paper segment’s Net Sales decreased 14.5%, or 3.5% absent currency impacts, the Reconstituted Tobacco segment's Net Sales decreased 21.8%, or 7.9% absent currency impacts, and the Advanced Materials & Structures segment increased by 26.8% for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014. Excluding the effect of acquisitions, AMS Net Sales increased 1.5% for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014.

Operating profit from Continuing Operations was $78.3 million in the nine months ended September 30, 2015 compared with $88.8 million during the prior-year period. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $92.4 million for the nine months ended September 30, 2015 versus $101.1 million in the prior-year period. Compared to the prior year period, the Company was impacted by $9.9 million from unfavorable net currency movements. Profits from acquired businesses, favorable mix in the Paper segment, and cost reductions, were partially offset by LIP pricing concessions, lower tobacco paper volumes, unfavorable mix shifts in the Recon segment, sales declines to oil, gas, and mining-related customers of our Advanced Materials & Structures segment, and growth investments in the AMS segment.

Income from Continuing Operations Per Diluted Share for the nine months ended September 30, 2015 was $2.25 versus $2.32 in the prior year period. Year-to-date Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $2.60 versus $2.69 in the prior year period. Income from Continuing Operations was $68.9 million for the nine months ended September 30, 2015 versus $71.3 million in the prior year period.

The effective income tax rate for continuing operations for the nine months ended September 30, 2015 was 21.7%, up from 20.8% in the prior year period.

Cash Flow, Debt, and Dividend

Cash provided by operating activities of continuing operations was $79.7 million for the nine months ended September 30, 2015, compared with $91.1 million in the prior year quarter. Capital spending was $14 million during the nine months ended September 30, 2015, below the $26.2 million during the nine months ended September 30, 2014.

Debt, net of cash, decreased to $131.6 million on September 30, 2015, compared to $149.8 million at December 31, 2014 due primarily to debt reduction. Additionally, the Euro decline had a significant impact on the Company's Euro-denominated cash balances. As of October 31st, 2015, due to the closing of the Argotec transaction, the Company's total debt, net of cash, was approximately $500 million, with available borrowing capacity of approximately $320 million under the new credit facility. On a pro forma basis, Net Debt to Adjusted EBITDA is now approximately 2.6x.

The Company announced a 5.3% increase of its quarterly cash dividend rate to $0.40 per share from $0.38 per share. The dividend will be payable on December 24, 2015 to stockholders of record on November 27, 2015.

2015 Financial Outlook

The Company previously issued annual guidance of $3.50 for 2015E Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations). Through the third quarter, the Company believes it remained generally on track to achieve this guidance, with currency translation impacts from a weaker Euro remaining a significant risk. In connection with the recent acquisition of Argotec, third quarter 2015 Adjusted EPS were reduced by $0.03 for certain fees and expenses. Fourth quarter 2015 Adjusted EPS is expected to be reduced by approximately $0.08 due to the total impact of the transaction, including transaction fees. Excluded from guidance were non-cash amortization expenses associated with intangible assets and non-cash inventory step-up charges associated with the Advanced Materials & Structures segment, restructuring and impairment expenses, and potential transaction costs associated with future acquisitions (as to Argotec).

Conference Call

SWM will hold a conference call to review third quarter 2015 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, November 5, 2015. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Historically, SWM primarily served the tobacco industry, which remains a key focus. However, SWM also manufactures specialty papers for other applications and is executing a strategic transformation to diversify its product portfolio. SWM’s Advanced Materials & Structures segment, which focuses on resin-based rolled goods, includes DelStar Technologies, acquired in 2013, Argotec in late 2015, and other recent acquisitions. These acquisitions expanded the company’s product portfolio and end segments served to include filtration, medical and specialty industrials. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, United Kingdom, France, Russia, Spain, Luxembourg, Brazil, Canada, Poland and China, including two joint ventures. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements include, without limitation, those regarding 2015 guidance and future performance, mergers and acquisitions, future market and EPS trends, future RTL operating profit, sales and volume trends, acquisition synergies, growth prospects, capital spending, the operation and profitability of CTS, fourth quarter performance of our Recon business, our expected full year effective tax rate, currency rates and trends, future cash flows, effective tax rates, purchase accounting impacts, LIP pricing, diversification efforts of our Advanced Materials & Structures group and other statements generally identified by words such as "believe," "expect," "intend," "plan," "potential," "anticipate," "project," "appear," "should," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2014, as well as the following factors:

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Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the cigarette and tobacco markets in China, including relating to the demand for reconstituted tobacco and premium cigarettes;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the profitability of our products;

•	Adverse changes in the oil, gas, and mining sectors impacting key Advanced Materials & Structures segment customers;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in 2010;

•	Employee retention and labor shortages;

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Changes in employment, wage and hour laws and regulations in the U.S. and France, including loi de Securisation de l'emploi, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

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Regulatory or enforcement initiatives by regulatory agencies, including the U.S. Food and Drug Administration or other regulatory agencies, relating to regulation of cigars and cigar components or otherwise;

•	New reports as to the effect of smoking on human health or the environment;

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Changes in general economic, financial and credit conditions in the U.S., Europe and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro) and on interest rates;

•	Existing and future governmental regulation and the enforcement thereof, including regulation relating to the tobacco industry, taxation and the environment;

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The success of, and costs associated with, current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

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Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•	International conflicts and disputes (for example, relating to Russia and to the Ukraine), including their impact on our sales and the adoption of new LIP regulations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	Increase in interest rates or the manner in which we finance our debt and future capital needs, including potential acquisitions;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings and or amnesty programs, including those in Brazil;

•	The outcome and cost of LIP intellectual property litigation in Germany and the European Patent Office opposition proceedings;

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Labor activities, including strikes or other disruptions, at our facilities and the impact of new regulations or changes in existing regulations and procedures by the National Labor Relations Board or other U.S. and non-U.S. authorities;

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including: changes in law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2014 and other reports we file from time to time. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to the DelStar acquisition, start-up expenses related to CTS, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Frederic Villoutreix
+1-770-569-4283
Or
Mark Chekanow
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Paper	$112.8	$130.7	(13.7)%	$328.8	$384.6	(14.5)%
Reconstituted Tobacco	29.6	40.3	(26.6)	102.4	130.9	(21.8)
Advanced Materials & Structures	42.0	33.3	26.1	123.1	97.1	26.8
Total Consolidated	$184.4	$204.3	(9.7)%	$554.3	$612.6	(9.5)%

Operating Profit (Loss)
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2015	2014	2015	2014	2015	2014	2015	2014
Paper	$22.6	$16.0	20.0%	12.2%	$59.0	$60.1	17.9%	15.6%
Reconstituted Tobacco	7.8	11.1	26.4	27.5	24.6	39.0	24.0	29.8
Advanced Materials & Structures	4.7	3.6	11.2	10.8	12.6	7.9	10.2	8.1
Unallocated	(3.3)	(5.5)			(17.9)	(18.2)
Total Consolidated	$31.8	$25.2	17.2%	12.3%	$78.3	$88.8	14.1%	14.5%

Restructuring Expenses and Purchase Accounting Adjustments
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Paper	$0.5	$2.5	$0.5	$2.5
Reconstituted Tobacco	0.9	0.8	10.0	4.1
Advanced Materials & Structures	1.1	0.8	3.4	5.7
Unallocated	(0.1)	—	0.2	—
Total Consolidated	$2.4	$4.1	$14.1	$12.3

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2015	2014	2015	2014	2015	2014	2015	2014
Paper	$23.1	$18.5	20.5%	14.2%	$59.5	$62.6	18.1%	16.3%
Reconstituted Tobacco	8.7	11.9	29.4	29.5	34.6	43.1	33.8	32.9
Advanced Materials & Structures	5.8	4.4	13.8	13.2	16.0	13.6	13.0	14.0
Unallocated	(3.4)	(5.5)			(17.7)	(18.2)
Total Consolidated	$34.2	$29.3	18.5%	14.3%	$92.4	$101.1	16.7%	16.5%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring Expenses and Purchase Accounting Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating profit from continuing operations	$31.8	$25.2	$78.3	$88.8
Plus: Restructuring expense	1.3	3.3	10.5	6.6
Plus: Purchase accounting adjustments	1.1	0.8	3.6	5.7
Adjusted Operating Profit from Continuing Operations	$34.2	$29.3	$92.4	$101.1

Income from continuing operations	$25.6	$23.1	$68.9	$71.3
Plus: Restructuring expense, net of tax	0.9	2.5	8.1	4.6
Plus: Purchase accounting adjustments, net of tax	0.7	0.6	2.4	3.6
Plus: CTS start-up expenses	—	2.1	—	3.1
Adjusted Income from Continuing Operations	$27.2	$28.3	$79.4	$82.6

Income per share - diluted	$0.85	$0.76	$2.22	$2.32
Plus: Loss (income) per share from discontinued operations	(0.01)	—	0.03	—
Income from continuing operations per diluted share	0.84	0.76	2.25	2.32
Plus: Restructuring expense, net of tax, per share	0.03	0.08	0.27	0.15
Plus: Purchase accounting adjustments, net of tax, per share	0.02	0.03	0.08	0.12
Plus: CTS start-up expenses per share	—	0.07	—	0.10
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.89	$0.94	$2.60	$2.69

Income from continuing operations	$25.6	$23.1	$68.9	$71.3
Plus: Interest expense	1.7	1.8	5.3	5.4
Plus: Income tax provision	5.9	2.3	17.9	18.6
Plus: Depreciation & amortization	9.5	11.3	29.0	34.9
Plus: Restructuring expense	1.3	3.3	10.5	6.6
Plus: CTS start-up expenses	—	2.1	—	3.1
Adjusted EBITDA from Continuing Operations	$44.0	$43.9	$131.6	$139.9

Cash provided by operating activities of continuing operations	$24.3	$34.6	$79.7	$91.1
Less: Capital spending	(4.9)	(11.1)	(14.0)	(26.2)
Less: Capitalized software costs	(0.2)	(0.3)	(0.7)	(0.5)
Free Cash Flow from Continuing Operations	$19.2	$23.2	$65.0	$64.4

			September 30, 2015	December 31, 2014

Total Debt			$400.1	$440.1
Less: Cash			268.5	290.3
Net Debt			$131.6	$149.8

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

2015 GUIDANCE FROM CONTINUING OPERATIONS

2015E
2015E Diluted Earnings Per Share from Continuing Operations	$3.17
Plus: Restructuring/Impairment expense per share	0.23
Plus: Purchase accounting intangible asset amortization per share	0.09
Plus: Purchase accounting inventory step-up amortization per share	0.01
2015E Adjusted Diluted Earnings Per Share from Continuing Operations	$3.50

* Excluded from the above reconciliation are potential transaction costs associated with future acquisitions.